STOCK OPTION AGREEMENT


      STOCK OPTION AGREEMENT ("Option Agreement"), dated as of _________, 1999 by and between Anson Bancorp, Inc., Wadesboro, North Carolina, a North Carolina corporation ("Anson") and Uwharrie Capital Corp, Albemarle, North Carolina, a North Carolina corporation ("Uwharrie").

BACKGROUND

   A. The Boards of Directors of Anson and Uwharrie have approved an Agreement and Plan of Reorganization and Merger dated of even date herewith (the "Agreement") providing for a transaction whereby all of the outstanding shares of Anson's common stock would be acquired for cash upon terms and conditions of the Agreement.

   B. To induce Uwharrie to enter into the Agreement, Anson has agreed to grant to Uwharrie an option to purchase 111,173 shares (the "Shares") of the common stock of Anson ("Option").

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

   1. Capitalized terms defined in the Agreement and used in this Option Agreement shall have the same meanings as in the Agreement.

   2.       Grant of Option.

            (a) Subject to the terms and conditions set forth in this Option Agreement, Anson hereby grants to Uwharrie the Option at a price of $18.50 per share of Anson Stock payable in cash as provided in Section 4 hereof.

            (b) If at any time the outstanding shares of Anson Stock are changed into a different number of shares or a different class by reason of any reclassification, capitalization, split-up, combination, exchange of shares or readjustment or if a stock dividend thereon is declared, then the number of shares of Anson subject to the Option and the per share consideration to be paid by Uwharrie upon exercise of the Option shall be appropriately adjusted.

   3.       Exercise of Option.

            (a) Uwharrie may exercise the Option, in whole or in part, at any time or from time to time if a Purchase Event (as defined below) shall have occurred and be continuing; provided that to the extent the Option shall not have

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                  been exercised, it shall terminate and be of no further force or effect upon the earliest to occur of (i) the Anson Heritage Merger Effective Time or (ii) termination of the Agreement in accordance with the provisions thereof prior to the occurrence of a Purchase Event (other than a termination resulting from a breach by Anson of any covenant contained therein) or (iii) six months after termination of the Agreement if such termination follows the occurrence of a Purchase Event or is due to a breach by Anson of any covenant contained therein. Any such exercise shall be subject to compliance with applicable provisions of law.

            (b) As used herein, a "Purchase Event" shall mean any of the following events or transactions occurring after the date hereof:

                  (i) Anson, without having received Uwharrie's prior written consent, shall have entered into an agreement with any person, whereby such person would (x) merger or consolidate, or enter into any similar transaction, with Anson, (y) purchase, lease or otherwise acquire all or substantially all of the assets of Anson, or (z) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Anson.

                  (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of Anson Stock (the term "beneficial ownership" for purposes of this Option Agreement having the meaning assigned thereto in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the regulations promulgated thereunder);

                  (iii) a "change of control" (as would be required to be
                        reported in response to Item 5(f) of Schedule 14A or Regulation 14A promulgated under the Exchange Act) of Anson occurs; or

                  (iv) any person (x) shall have made a bona fide proposal to Anson by public announcement or written communication that is or becomes the subject of public disclosure to acquire Anson or any Anson Subsidiary by merger, consolidation, purchase of all or substantially all of its assets or any other similar transaction, (y) shall have commenced a bona fide tender or exchange offer to purchase shares of Anson Stock such that upon consummation of such offer such person would own or control 20% or more of the outstanding shares of Anson, or (z) shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to engage in any transaction described in clause (i) or (ii) above, and thereafter the holders of Anson Stock shall have not

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                        approved the Agreement and the transactions contemplated
                        thereby at the meeting of such stockholders held for such purpose or such meeting shall have not been held or shall have been canceled prior to termination of the Agreement.

            If more than one of the transactions giving rise to a Purchase Event under this Section 3(b) is undertaken or effected, then all such transactions shall give rise only to one Purchase Event, which Purchase Event shall be deemed cotinuing for all purposes under this Option Agreement until all such transactions are abandoned. As used in this Option Agreement, "person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

            (c) In the event Uwharrie wishes to exercise this Option, it shall send to Anson a written notice (the date of which shall be the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of any federal or state regulatory agency is required in connection with such purchase, Uwharrie shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from date on which any required notification period has expired or been terminated or such approval has been obtained and any requisite waiting period shall have passed.

      4.    Payment and Delivery of Certificates.

            (a) At the closing referred to in Section 3 hereof, Uwharrie shall pay to Anson the aggregate purchase price for the Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by Anson.

            (b) At such closing, simultaneously with the delivery of cash as provided in Section 4(a), Anson shall deliver Uwharrie a certificate representing the number of shares of Anson Stock purchased by Uwharrie.

      5. Regulatory Filings. Anson and Uwharrie agree to file with state and federal governmental bodies and authorities (including without limitation the North Carolina Banking Commission and the Federal Reserve Board) all required applications, notifications and report forms and other documents required to be filed under any applicable law, rule or regulation, to permit the purchase contemplated by this Agreement (collectively, "Regulatory Filings"). Anson agrees to cooperate fully with Uwharrie in connection with the preparation of any Regulatory Filing. All fees, expenses and charges of any kind or nature whatsoever incurred in connection with any Regulatory Filing shall be borne and
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            paid by Anson. Anson shall indemnify and hold harmless Uwharrie, its affiliates and its officers and directors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all out-of-pocket expenses, investigation expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in, omissions or alleged omissions from, each Regulatory Filing, other than statements or omissions made in reliance on and in conformity with information provided in writing by Uwharrie included in such Regulatory Filing.

      6.    Representations and Warranties.

            Anson represents, warrants and covenants to Uwharrie as follows:

            (a) Shares. The Shares, when delivered to Uwharrie upon exercise of the Option, will be duly authorized, valid issued, fully paid, nonassessable, free of preemptive rights, and free and clear of all claims, liens, charges, encumbrances and security interests of any nature whatsoever.

            (b) Authority. Anson has full right, power and authority to execute and deliver this Option Agreement, to grant the Option and to sell, assign, transfer and deliver the Shares to Uwharrie upon exercise of the Option.

            (c) Binding Obligation. The execution and delivery of this Option Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Anson. This Option Agreement has been duly executed and delivered by Anson and constitutes the legal, valid and binding obligation of Anson, enforceable against Anson in accordance with its terms.

            (d) Absence of Conflicting Agreements. The execution, delivery and performance of this Option Agreement will not (i) conflict with, result in a breach of, or constitute a default under, any applicable law, judgment, ordinance, regulation or ruling of any court or governmental authority, or under any contract or agreement to which Anson is a party or by which Anson may be bound, or (ii) create a lien, charge, claim or encumbrance upon the Shares.

            (e) Consents. No consent, approval, permit or authorization of, or filing with any governmental authority or any third party is required to consummate this Option Agreement and the transactions contemplated hereby.

            (f) Claims and Legal Actions. There is no claim, liability, legal action, governmental investigation or other legal, administrative or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Anson, threatened against Anson which could adversely affect the Shares, nor does Anson know or have reason to be aware of any basis for the same.

            (g) Reservation of Shares. Anson has taken all necessary corporate action to reserve from the authorized and unissued shares of Anson Stock to issue, upon exercise of the Option, all of the Shares. At all times from the date hereof until such time as the Option is no longer exercisable, Anson will reserve for issuance, upon exercise of the Option, the number of shares of Anson Stock equal to the number of Shares for which the Option is then exercisable.

      7. Severability. If any term, provision, covenant or restriction contained in this Option Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Option Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option will not permit the holder to acquire the full number of shares of Anson Stock as provided in
            Section 2 hereof, it is the express intention of Anson to allow the holder to acquire such lesser number as may be permissible, without any amendment or modification hereof.

      8. Additional Documents. Anson will, upon request of Uwharrie, promptly execute and deliver all additional documents reasonably deemed by Uwharrie to be necessary, appropriate or desirable to complete and evidence any sale, assignment or transfer of the Shares pursuant to this Option Agreement and to vest in Uwharrie good, valid and marketable title to the Shares so transferred.

      9.    Miscellaneous.

            (a) Expenses. Except as otherwise provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            (b) Entire Agreement. Except as otherwise expressly provided herein, this Option Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their responsible heirs, successors and assigns. Nothing in this Option Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies,

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                  obligations or liabilities under or by reason of this Option
                  Agreement, except as expressly provided herein.

            (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party, provided, however, that Uwharrie's rights and obligations under the Option Agreement and the Option created hereunder shall be automatically transferred to any corporation succeeding to the rights and obligations of Uwharrie under the Agreement.

            (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight express or by registered or certified mail, postage prepaid, addressed as provided in the Agreement. A party may change its address for notice purposes by written notice to the other party hereto.

            (e) Counterparts. This Option Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

            (f) Specific Performance. The parties agree that damages would be an inadequate remedy for breach of the provisions of this Option Agreement by either party hereto and that this Option Agreement may be enforced by either party hereto through injunctive or other equitable relief.

            (g) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and entirely to be performed within such state, except to the extent that federal laws may be applicable.

      IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement duly authorized by their respective Boards of Directors.


                              ANSON BANCORP, INC.



                              By:   ____________________________
                                    Eugene M. Ward, President

ATTEST:

___________________________
Velda H. Edwards, Secretary




                              UWHARRIE CAPITAL CORP



                              By:   ____________________________
                                    Roger L. Dick, President

ATTEST:

___________________________
________________, Secretary